As filed with the U.S. Securities and Exchange Commission on May 24, 2017 Registration No. 333-_____________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
HSN, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	26-2590893 (I.R.S. Employer Identification No.)
1 HSN Drive St. Petersburg, Florida 33729 (727) 872-1000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
HSN, Inc. 2017 Omnibus Incentive Plan (Full Title of Plan)
Harold Herman
Vice President and Senior Counsel
HSN, Inc.
1 HSN Drive
St. Petersburg, Florida 33729
(727) 872-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered[1]	Proposed Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share[3]	10,100,000 Shares	$33.825	$341,632,500	$39,596
Common Stock, par value $0.01 per share[3]	5,476,995 Shares	$33.825	$185,259,356	$21,472
Total[3]	15,576,995 Shares	$33.825	$526,891,856	$61,068
1Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that become issuable as a result of the antidilution provisions of the Registrant’s 2017 Omnibus Incentive Plan (“2017 Plan”) including but not limited to by reason of any stock dividend, stock split, mergers and other capital changes.

2Pursuant to Rule 457(h) promulgated under the Securities Act of 1933, these prices are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low sales prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on May 18, 2017.
3The shares being registered by the Registrant on this Registration Statement include 10,100,000 newly authorized shares of Common Stock under the 2017 Plan (comprised of 8,190,314 shares available for issuance and 1,909,686 unissued shares outstanding in grants, cancellations, expirations and share withholding occurring after December 31, 2016 under the Registrant’s 2008 Second Amended and Restated Stock and Annual Incentive Plan (“2008 Plan”)), as well as 5,476,995 unissued shares of Common Stock subject to outstanding awards granted under the 2008 Plan prior to December 31, 2016 which may become available for issuance under the 2017 Plan if such awards terminate by expiration, cancellation or otherwise.

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed by HSN, Inc., a Delaware corporation (the “Registrant”), to register an aggregate of 15,576,995 shares of common stock, par value $0.01 per share (“Common Stock”) which could be issued under the HSN, Inc. 2017 Omnibus Incentive Plan (the “2017 Plan”). The shares being registered by the Registrant on this Registration Statement include 10,100,000 newly authorized shares of Common Stock under the 2017 Plan (comprised of 8,050,700 shares available for issuance and 2,049,300 unissued shares outstanding in grants, cancellations, expirations and share withholding occurring after December 31, 2016 under the Registrant’s 2008 Second Amended and Restated Stock and Annual Incentive Plan (“2008 Plan”)), as well as 5,476,995 unissued shares of Common Stock subject to outstanding awards granted under the 2008 Plan prior to December 31, 2016 which may become available for issuance under the 2017 Plan if such awards terminate by expiration, cancellation or otherwise. A description of the 2017 Plan is included in the Registrant’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 10, 2017, with respect to the Registrant’s Annual Meeting of Shareholders held on May 24, 2017.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant (Commission File No. 001-34061) with the Commission are hereby incorporated by reference in this Registration Statement as of their respective dates and shall be deemed a part hereof:

a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016 filed on February 24, 2017;

b)	the Registrant’s definitive Proxy Statement on Schedule 14A filed on April 10, 2017;

c)	the Registrant’s Current Reports on Form 8-K filed on February 22, 2017, April 26, 2017, May 3, 2017 and May 24, 2017;

d)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed on May 3, 2017; and

e)	the description of the Registrant’s Common Stock contained in its Registration Statement on Form S-1 (File No. 333-152697) declared effective by the Commission on August 8, 2008.

All reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the Common Stock offered hereby has been passed upon by Harold Herman, Vice President and Senior Counsel of the Registrant. Mr. Herman is an employee of the Registrant and as such participates in the Registrant’s employee benefit plans and owns securities of the Registrant, including common stock and restricted stock units.

Item 6. Indemnification of Directors and Officers
Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation-a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, shareholder vote, agreement or otherwise.
The Registrant’s Amended and Restated Certificate of Incorporation provides that no director shall be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:
any breach of the director’s duty of loyalty to the Registrant or its shareholders;
any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
any transaction from which the director derived an improper personal benefit.
The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws provide that, to the fullest extent authorized by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was a director or officer of the Registrant, or by reason of the fact such person, or a person of whom he or she is the legal representative is or was serving, at the Registrant’s request, as a director, officer, or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Registrant. To the extent authorized by the DGCL, the Registrant will indemnify such persons against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such persons in connection with such service. Any amendment of these provisions will not reduce the indemnification obligations of the Registrant relating to actions taken before such amendment.
The Registrant has obtained policies that insure its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on behalf of the Registrant, also may pay amounts for which the Registrant has granted indemnification to the directors or officers.
Item 7. Exemption from Registration Claimed
Not applicable.

Item 8. Exhibits

The documents set forth below, numbered in accordance with Item 601 of Regulation S-K, are filed herewith or incorporated herein by reference to the location indicated.

Exhibit No.	Description of Document	Method of Filing
4.1	Rights Agreement, dated as of December 23, 2008, between HSN, Inc. and The Bank of New York Mellon, as Rights Agent.	Exhibit 4.1 to the Company’s Current Report on Form 8-K filed December 29, 2008
4.2	HSN, Inc. 2017 Omnibus Incentive Plan	Incorporated by reference to Annex A of the Registrant’s 2017 Proxy Statement, dated April 10, 2017, on file with the Commission.
5.1	Opinion of Counsel	Filed herewith.
23.1	Consent of Counsel (included in Exhibit 5.1)	Filed herewith.
23.2	Consent of Ernst & Young LLP	Filed herewith.
24	Powers of Attorney	Included in the signature page to this Registration Statement.

Item 9. Undertakings
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on May 24, 2017.

HSN, INC.
By:	/s/ Rod Little
Rod Little Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Gregory J. Henchel and Harold J. Herman and each or any one of them, his or her true and lawful attorney‑in‑fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney‑in‑fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney‑in‑fact and agent, or any of them, or his or her their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date(s) indicated.

/s/ Rod Little
Rod Little, Chief Financial Officer (Principal Executive, Financial and Accounting Officer) Dated: May 24, 2017
/s/ Courtnee Chun	/s/ Arthur C. Martinez
Courtnee Chun, Director Dated: May 24, 2017	Arthur C. Martinez, Director Dated: May 24, 2017
/s/ William Costello	/s/ Thomas J. McInerney
William Costello, Director Dated: May 24, 2017	Thomas J. McInerney, Director Dated: May 24, 2017
/s/ Fiona Dias	/s/ Matthew Rubel
Fiona Dias, Director Dated: May 24, 2017	Matthew Rubel, Director Dated: May 24, 2017
/s/ James M. Follo	/s/ Ann Sarnoff
James M. Follo, Director Dated: May 24, 2017	Ann Sarnoff, Director Dated: May 24, 2017
/s/ Stephanie Kugelman
Stephanie Kugelman, Director Dated: May 24, 2017